Lusora Healthcare Systems Inc.
2802 Flintrock Trace, Suite 221
Austin, TX 78738 United States

May 2, 2007

Attention: Bobby Zugg
Associated Home Services
Austin, Texas

Dear Bobby,

Letter of Intent to Acquire AHS

As a follow up to our discussions over the past few weeks, on behalf of the Board of Directors of Lusora Healthcare Systems Inc. ('Company'), I can confirm the following terms of our offer, subject to final agreement:

1) The Company intends to acquire 100% of the outstanding shares in three entities: Associated Home Services Inc., RW Zugg Inc. (DBA Z-Tech), and AE Medical Alert Inc., collectively, 'AHS'.
2) Cash Consideration: $2,200,000, payable upon closing.
3) Initial Stock Consideration: Upon closing, the Company will issue to you or your assignee $750,000 in stock which will be registered and free trading within 6 months.
4) Additional Stock Consideration: Upon closing, the Company will $1,750,000 in stock, which will be subject to a one year restriction.
5) Employment Agreements, Stock Option Incentive Plans, and other personal contractual matters will be addressed under separate cover.
6) There will be a 90-day due diligence and closing period, which applies to both sides, and can be extended at the mutual agreement of both parties. You agree to provide audited financial statements of AHS at least 10 days prior to closing.
7) You acknowledge that the Company will be required to disclose this transaction and specific details about AHS and its management to the public. Furthermore, you warrant and represent that you have authority to negotiate and enter into this agreement.

We would be grateful if you would indicate your acceptance of the above where indicated below.

Sincerely Yours,
LUSORA HEALTHCARE SYSTEMS INC.

Scott Cutley
Chief Operating Officer

Accepted By and On Behalf of AHS

Name: Robert W. Zugg, Jr.

Acceptance: Robert W. Zugg Jr.

Date: 5-14-07